UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2011, Asset Acceptance Capital Corp., a Delaware corporation (“AACC”), as borrower, entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), by and among AACC, JPMorgan Chase Bank, National Association, as administrative agent, and a syndication of lenders named therein.

The Amended and Restated Credit Agreement reduces AACC’s revolving credit facility from $100 million to $95.5 million (“Modified Revolving Credit Facility”) and increases AACC’s term loan facility from $150 million (outstanding principal balance of $132,234,956 at September 30, 2011) to $175 million (“Modified Term Loan Facility” and, together with the Modified Revolving Credit Facility, the “Modified Credit Facilities”). The following is a summary of the material terms set forth in the Amended and Restated Credit Agreement:

Revolving Credit Facility. As with our current revolving credit facility, we anticipate using the Modified Revolving Credit Facility as necessary to supplement our cash flows for acquisitions of purchased receivables, repayment of bank borrowings, purchasing property and equipment and working capital to support growth. The Modified Revolving Credit Facility has a five-year term, maturing on November 14, 2016, and a borrowing base calculated from time to time as the lesser of (a) 25% of estimated remaining collections of eligible receivables, and (b) 95% of the net book value of all receivables portfolios, each minus (c) the outstanding principal amount of the Modified Term Loan Facility.

Term Loan Facility. The Modified Term Loan Facility is a $175 million term loan that we will borrow in a single draw, and such proceeds will be used to refinance existing indebtedness, pay related fees and expenses and provide for other general corporate purposes, including, but not limited to, working capital. The Modified Term Loan Facility will mature on November 14, 2017 and will amortize at the rate of 5% per year for the first two years, 8% per year for the third year and then 13% per year (in equal quarterly installments), with any remaining principal balance due at final maturity.

Increases in Credit Facilities. The Modified Credit Facilities include an accordion loan feature that will allow AACC to request an aggregate $75 million increase in the Modified Revolving Credit Facility and/or the Modified Term Loan Facility. Any request for an increase must be made in a minimum amount of $25 million and integral multiples of $5 million. The Modified Credit Facilities also include sublimits for $10 million of letters of credit and for $10 million of swingline loans.

Interest and Fees. The Modified Credit Facilities will bear interest at a rate per annum equal to, at our option, either:

a base rate equal to the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, and (b) the prime commercial lending rate as set forth by the administrative agent’s prime rate, plus an applicable margin which (1) for the Modified Revolving Credit Facility, will range from 3.0% to 3.5% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to Consolidated Adjusted EBITDA, and (2) for the Modified Term Loan Facility, is 6.25%; or

a LIBOR rate, plus an applicable margin, determined by reference to the rate at which eurodollar deposits in the London interbank market for one, two, three, six or twelve months are quoted as adjusted for statutory reserve requirements for eurocurrency liabilities plus an applicable margin which (1) for the Modified Revolving Credit Facility, will range from 4.0% to 4.5% per annum as determined in accordance with a pricing grid based upon our ratio of consolidated total indebtedness to Consolidated Adjusted EBITDA, and (2) for the Modified Term Loan Facility, is 7.25%.

In addition to paying interest on outstanding principal under the Modified Credit Facilities, we will be required to pay a fee equal to an applicable margin equal to 0.50% per annum on the unused amounts of the Modified Revolving Credit Facility payable quarterly in arrears. We must also pay customary letter of credit fees, agency fees, arrangement fees and commitment fees. We will pay original issue discount of $11,375,000 on the Modified Term Loan Facility.

Voluntary Prepayments and Commitment Reductions. Voluntary prepayments and commitment reductions are permitted subject, in some cases, to certain breakfunding payments. If a voluntary prepayment is made on or prior to November 14, 2012, AACC must pay a prepayment premium of 2.0% of the amount prepaid, and if such voluntary prepayment is made after November 14, 2012 but on or prior to November 14, 2013, AACC must pay a prepayment premium of 1.0% of the amount prepaid.

Mandatory Prepayments. The Modified Term Loan Facility has mandatory prepayments in amounts equal to:

100% of the net cash proceeds from any sale or other disposition of assets not in the ordinary course of business under certain conditions;

Commencing with the fiscal year ending on or about December 31, 2011, and each fiscal year end thereafter, a percentage of the annual excess cash flow based on the consolidated total indebtedness to Consolidated Adjusted EBITDA;

100% of the net cash proceeds from the issuance of subordinated debt or any other debt not allowed under the Amended and Restated Credit Agreement; and

50% of the net cash proceeds from the issuance of equity.

Collateral and Guarantors. The Modified Credit Facilities are guaranteed by all of AACC’s existing and future subsidiaries, other than certain immaterial subsidiaries, and are secured by (1) substantially all of our existing and future property and assets, including a pledge of the capital stock of our subsidiaries, and (2) substantially all of the existing and future property and assets of our subsidiaries.

Financial Covenants. Financial covenants include the following (with financial terms generally defined by reference to GAAP):

Ratio of consolidated total indebtedness to Consolidated Adjusted EBITDA not to be greater than 1.50:1.0 at any time.

Ratio of consolidated total liabilities to consolidated tangible net worth not to be greater than (a) 2.50:1.0 prior to June 30, 2014, or (b) 2.25:1.0 thereafter.

Ratio of actual cash collections to estimated cash collections not to be less than 0.80:1.0 for any fiscal quarter and 0.85:1.0 for the following fiscal quarter for any period of two consecutive fiscal quarters.

Restrictive Covenants and Other Matters. The Amended and Restated Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, material inaccuracy of representations and warranties, violations of covenants and a change in control. If such an event of default occurs, the lenders under the Modified Credit Facilities would be entitled to take various actions, including the acceleration of amounts due under the Modified Credit Facilities and all actions permitted to be taken by a secured creditor.

Repayment of the Modified Credit Facilities. We plan to repay any obligations under the Modified Credit Facilities from our cash flow from operations.

Summary. The foregoing description is qualified in its entirety by reference to the Amended and Restated Credit Agreement that is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. The Amended and Restated Credit Agreement was announced by AACC in a press release dated November 14, 2011, a copy of which is attached hereto as Exhibit 99.1.

Item 2.03.	Financial Statements and Exhibits.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are furnished herewith:

Exhibit Number

10.1	Amended and Restated Credit Agreement, dated as of November 14, 2011, by and among Asset Acceptance Capital Corp., JPMorgan Chase Bank, National Association, as Administrative Agent, and a syndication of lenders named therein.

99.1	Press Release, dated November 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 14, 2011	ASSET ACCEPTANCE CAPITAL CORP.

	By:	/s/ E. L. Herbert
	Name:	E. L. Herbert
	Title:	Vice President and General Counsel